Exhibit 10.16

AMENDED AND RESTATED
EQUITRANS MIDSTREAM CORPORATION
SHORT-TERM INCENTIVE PLAN

Section 1. Incentive Plan Purposes. The main purposes of the Amended and Restated Equitrans Midstream Corporation (the “Company”) Short-Term Incentive Plan (the “Plan”) are to maintain a competitive level of total cash compensation by providing the Company’s employees with an opportunity to earn incentives based upon the achievement of performance goals over a specified performance period and to align the interests of the Company’s employees with those of the Company’s shareholders and customers and with the strategic objectives of the Company.

Section 2. Effective Date; Performance Periods. The Plan was originally effective January 1, 2019 and has subsequently been amended and restated effective January 1, 2020. The Plan will remain in effect until formally amended or terminated in writing by the Company’s Board of Directors (“Board”) or the Management Development and Compensation Committee of the Board (“Committee”) and as provided in Section 14 or the occurrence of a Change of Control as provided in Section 11. Unless otherwise determined by the Committee and subject to Section 11, each performance period under the Plan (each, a “Performance Period”) shall begin on January 1 and end on December 31 of each calendar year.

Section 3. Eligibility. All employees of the Company shall be eligible to participate in the Plan (each, a “Participant”). Notwithstanding the foregoing, the Committee may exclude specific employees from participation in the Plan in its complete and sole discretion.

Section 4. Administration of the Plan. The Plan shall be administered by the Committee or its delegate. On an annual or periodic basis, as determined by the Committee, for each Performance Period, (i) the Committee shall determine the Performance Metrics, as defined in Section 5, and (ii) (A) the Committee shall set target incentive percentages (the “Target Incentive Percentages”) for the Chief Executive Officer of the Company (“CEO”), all direct reports to the CEO, and all executive officers of the Company (collectively, the “Designated Participants”), and (B) the CEO shall determine the Target Incentive Percentages for all other Participants. The Committee shall review the aggregate payout amounts attributable to the Target Incentive Percentages for all Participants for each Performance Period.

Prior to payment of any Award Bonus (as defined in Section 6(b)) for any Performance Period, the Committee shall certify in writing the Performance Metrics achieved and related payout factor earned for such Performance Period, which writing may include meeting minutes of the Committee.

Section 5. Program Metrics.

(a)
Each Performance Period shall have specific metrics (the “Performance Metrics”). These Performance Metrics will support the business of the Company, or an affiliate of the Company, as applicable, and be based upon the specific performance measures established for the Performance Period.

(b)
The Performance Metrics for each Performance Period shall be determined in writing by the Committee; provided that in no event will Performance Metrics be established when the outcome of such Performance Metrics is no longer substantially uncertain.

(c)
The Performance Metrics determined by the Committee will be objectively determinable goals based upon one or more performance measures determined at the discretion of the Committee, including, by way of example but without limitation, the following:

•	earnings per share or unit

•	revenue

•	expenses

•	return on equity

•	return on total or invested capital

•	return on assets

•	earnings (such as net income, EBIT and similar measures)

•	cash flow and per share cash flow (such as EBITDA, after-tax cash flow, distributable cash flow, free cash flow, retained cash flow and similar measures)

•	share or unit price

•	debt reduction or leverage

•	gross margin

•	operating income

•	volumes metrics (such as volumes transported or processed and similar measures)

•
operating efficiency metrics (such as general and administrative (G&A) metrics, unit gathering, compression and water services expenses and other midstream efficiency measures, lost and unaccounted for gas metrics, compressor or processing downtime and similar measures)

•	construction efficiency metrics (such as timely completion, cost within budget and similar measures)

•	customer service measures (such as wait time, on-time service, calls answered and similar measures)

•	closing of a transaction

•	safety and environmental performance

•	total shareholder or unitholder return

(d)
The Performance Metrics may be based either on the performance of the Company, or an affiliate, branch, department or other portion thereof, for the applicable Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations and partnerships, prior Company performance or other comparative measure selected by the Committee before, at, or, subject to subsection (b) above, after the time of determining each Target Bonus (as defined in Section 6(a)) for the applicable Performance Period. Performance Metrics may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance Metrics need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance Metrics may, but need not, be determinable in conformance with generally accepted accounting principles.

(e)
When the Performance Metrics are determined by the Committee, the weighting assigned to, and the levels of achievement (e.g., Threshold, Target, Maximum) for, if any, each Performance Metric shall be specified. In addition, the Committee may specify that any determination of achievement of the Performance Metrics shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during the Performance Period, including, by way of example but without limitation, the following: (i) non-recurring, non-operational gains, losses and impairments (other than amounts attributable to the write-down, abandonment or disposition of assets never placed in service); (ii) the effect of changes in tax laws, accounting principles or other laws or provisions; and (iii) acquisitions or divestitures.

Section 6. Target and Award Bonuses.

(a)
Subject to Section 10(a), a Participant’s target bonus is calculated by multiplying the Participant’s Target Incentive Percentage by (i) for exempt Participants, such Participant’s annualized base salary as of the first day of the applicable Performance Period, and (ii) for non-exempt Participants, such Participant’s total actual earnings during the applicable Performance Period (in each case, as applicable, “Target Bonus”).

(b)
A Participant’s award bonus (“Award Bonus”) is determined following the end of the applicable Performance Period. Award Bonuses for each Performance Period are calculated by multiplying (i) the Participant’s Target

Bonus by (ii) the payout factor attributable to the actual level of achievement for each Performance Metric.

(c)
The Committee shall have no discretion to increase any Award Bonus that would otherwise be payable based upon attainment of the Performance Metrics, but the Committee may in its discretion reduce or eliminate such Award Bonus (including in the event of the fatality of, or a serious injury to, a Company employee or contractor); provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Award Bonus payable to any other Participant. Notwithstanding the foregoing, the Committee shall have the discretion to designate an aggregate payment amount (a “Discretionary Pool”) that may be paid to any or all of the Participants in such amounts and to such Participants as determined by the CEO in his or her sole discretion; provided that, the Committee must approve any payment from the Discretionary Pool that is to be paid to a Designated Participant. In the event any payments are made from a Discretionary Pool, the timing of such payments shall be in accordance with the provisions of Section 6(e) or, if applicable, Section 9(d). For purposes of clarity, any payment to a Participant from the Discretionary Pool shall be in excess of the payment amount such Participant is entitled to based upon attainment of the Performance Goals under his or her award.

(d)	The maximum aggregate Award Bonus payable to any Participant for any calendar year is $5,000,000.

(e)
Except as provided in Section 7 of the Plan, Award Bonuses shall be paid in cash no later than 2½ months after the end of a Performance Period in which the right to payment is no longer subject to a substantial risk of forfeiture; provided, further, that the Committee has determined and certified in writing the extent to which the Performance Metrics have been attained and the Award Bonuses have been earned.

Section 7. Form of Payment. The Committee may, in its discretion, determine to satisfy, in whole or in part, an obligation for any Award Bonus by issuing, in substitution for a cash payment, in whole or in part, shares of Company common stock having a fair market value (measured as of the date of the Committee’s determination of the payment amount) equal to the cash payment, under and pursuant to the terms of the Company’s 2018 Long-Term Incentive Plan, or any successor or substitute plan.

Section 8. Impact on Benefit Plans. Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans or as otherwise determined by the Committee.

Section 9. Tax Consequences.

(a)
It is intended that nothing in this Plan shall cause the Participants in the Plan to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The terms, requirements and limitations of this Plan shall be interpreted and applied in a manner consistent with such intent.

(b)
It is intended that the Award Bonuses payable under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award Bonus is not warranted or guaranteed. None of the Company, its affiliates and their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award Bonus.

(c)
Notwithstanding anything in the Plan to the contrary, to the extent that any Award Bonus would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and would be payable or distributable under the Plan by reason of the occurrence of a Change of Control, or the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such Change of Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award Bonus upon a change of control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any Award Bonus, such payment shall be made on the date that would have applied absent such designated event or circumstance.

(d)
Notwithstanding anything in the Plan to the contrary, to the extent that any Award Bonus would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and would otherwise be payable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

Section 10. Change of Status. In making decisions regarding employees’ participation in the Plan, the Committee may consider any factors that they may consider relevant. The following guidelines are provided as general guidelines regarding employee status changes:

(a)
New Hire, Transfer, Promotion. New employees hired on or prior to September 30 during any Performance Period are eligible to participate in the Plan and earn a pro rata Award Bonus for such Performance Period. Target Incentive Percentages for newly hired Designated Participants are determined by the Committee. Target Incentive Percentages for all other newly hired Participants are determined by the CEO. Target Incentive Percentages for employees who are promoted or transferred during a Performance Period may be adjusted on a pro rata basis to reflect the percentage that would be associated with the new position. Target Incentive Percentages for employees who experience a change in employment status during a Performance Period (e.g., due to a leave of absence, a change to part-time status, or other similar circumstances) may be adjusted on a pro-rata basis to reflect such change in employment status.

(b)
Termination. No amount shall be paid to an employee who resigns for any reason before such employee’s Award Bonus is paid; provided, however, a pro rata Award Bonus may be paid based on actual performance as of the end of the Performance Period in the event of the employee’s termination of employment as a result of his or her death, disability, or retirement; provided the employee otherwise qualifies for payment of an Award Bonus. In the event that an Award Bonus is paid on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due shall be paid to the employee’s estate in accordance with the provisions of Section 6(e) or, if applicable, Section 9(d), but subject to the

Committee’s overall discretion as provided in Section 6(c). In the event an Award Bonus is paid on behalf of an employee who has terminated by reason of disability or retirement, any amount earned shall be paid to Participants on such pro-rata basis in accordance with the provisions of Section 6(e) or, if applicable, Section 9(d), but subject to the Committee’s overall discretion as provided in Section 6(c).

For purposes of this Section 10(b), “retirement” means a Participant’s voluntary termination of employment with the Company and its subsidiaries after he or she has (i) a length of service of at least ten (10) years and (ii) a combined age and length of service equal to at least sixty (60) years. A Participant’s length of service will be determined by the Company, in its sole discretion, based on the Company’s internal payroll records.”. For purposes of this Section 10(b), service with EQT Corporation prior to November 13, 2018 shall be treated the same as service with the Company and its subsidiaries. The termination of a Participant’s employment by the Company shall not qualify as retirement.

For purposes of this Section 10(b), “disability” shall have the same meaning as under the Company’s 2018 Long-Term Incentive Plan, or its successor plan.

Nothing in the Plan shall confer any right on any employee to continue in the employ of the Company or its affiliates. In the event any payments are made under the guidelines provided in this Section 10, the timing of such payments shall be in accordance with the provisions of Section 6(e) or, if applicable, Section 9(d).

Section 11. Change of Control. In the event of a Change of Control of the Company, as then defined under the Company’s 2018 Long-Term Incentive Plan, or its successor plan, the Performance Period shall end on the date of the Change of Control, and the Performance Metrics shall be deemed to have been achieved at actual levels for the pro-rata portion of the Performance Period that elapsed through the date of the Change of Control. In such event, any Award Bonus earned shall be paid to Participants on such pro-rata basis in accordance with the provisions of Section 6(e) or, if applicable, Section 9(d), but subject to the Committee’s overall discretion as provided in Section 6(c).

Notwithstanding Section 9.02 of the Company’s 2018 Long-Term Incentive Plan, the consummation of the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of February 26, 2020, by and among the Company, EQM LP Corporation, LS Merger Sub, LLC, EQM Midstream Partners, LP (the “Partnership”), and EQGP Services, LLC and (ii) the Preferred Restructuring Agreement, dated as of February 26, 2020, by and among the Company, the Partnership, and the investors set forth on Schedule I thereto, will not constitute a Change of Control.

Section 12. Compensation Recoupment Policy. Any Award Bonuses paid to Participants shall be subject to the terms and conditions of the Company’s Compensation Recoupment Policy, as may be amended, modified, supplemented from time to time and any successor or replacement policy thereto. In addition, the Committee may specify in an incentive award agreement that the Participant’s rights, payments and benefits with respect to an incentive award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an incentive award.

Section 13. Dispute Resolution. The following is the exclusive procedure to be followed by all Participants in resolving disputes arising from payments made under this Plan. All disputes relative to a given Performance Period must be presented to the Company’s Chief Human Resources Officer (who will forward the dispute to the Committee) within thirty (30) days following the payment date of the Award Bonus for that Performance Period, or the Participant’s right to dispute a payment will be irrevocably waived. The Participant with the concern must include a written statement setting forth in reasonable detail, the basis for the dispute, including, but not limited to, specific reference to the pertinent Plan and/or incentive award agreement provisions on which the dispute is based. A decision will be rendered by the Committee within one hundred twenty (120) days of the Committee’s receipt of the dispute. The Chairperson of the Committee will be responsible for preparing a written version of the decision. The decision by the Committee regarding the matter is final and binding on all Participants.

Section 14. Amendment or Termination of this Plan. The Board and the Committee shall each have the right to amend or terminate the Plan at any time. No Participant shall have any vested right, interest or entitlement to any Award Bonus hereunder prior to its payment. The Company shall notify affected Participants in writing of any material amendment that, in the Company’s discretion, may adversely affect the Participant or any Plan termination.

Section 15. Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable federal law.

Section 16. Withholding. The Company or any of its affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such affiliate an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld.

Section 17. Severability. If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws. If such provision cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be deleted and the remainder of the Plan shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.